PRINCETON UNIVERSITY LICENSE AGREEMENT

     This Agreement is made and entered into this 15th day of April, 1998, effective as of the 30th day of June 1997 (the Effective Date") by and between The Trustees of PRINCETON UNIVERSITY, a corporation duly organized and existing under the laws of the STATE OF NEW JERSEY, U.S.A. (hereinafter referred to as PRINCETON), and Interneuron Pharmaceuticals, Inc., a corporation duly organized under the laws of Delaware and having its principal office at 99 Hayden Avenue, Lexington MA 02173 (hereinafter referred to as LICENSEE).

                                   WITNESSETH:

     WHEREAS, PRINCETON is the owner of certain "Patent Rights" (as later defined herein) relating to Princeton University Case #97-1387-1 and has the right to grant licenses under said Patent Rights; and

     WHEREAS, PRINCETON desires to have the Patent Rights utilized in the public interest and is willing to grant an exclusive license thereunder; and

     WHEREAS, PRINCETON and LICENSEE entered into a Research Agreement on April 29, 1997 (the "Research Agreement") granting Licensee an exclusive option to acquire an exclusive worldwide license, with the right to sublicense, to any inventions and confidential information, including any Patent Rights arising under the Research Agreement;

     WHEREAS, LICENSEE desires to obtain an exclusive license under the Patent Rights upon the terms and conditions hereinafter set forth; and

     WHEREAS, LICENSEE has represented to PRINCETON, to induce PRINCETON to enter into this Agreement, that LICENSEE intends to commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights with the intention that public utilization shall result therefrom;

     WHEREAS, PRINCETON, LICENSEE, Transcell Technologies, Inc. ("Transcell") and Merck & Co., Inc. ("Merck") entered into a Side Agreement effective as of June 30, 1997 (the "Side Agreement") and PRINCETON and LICENSEE desire to have this Agreement be on terms that are consistent with Merck's rights under the Side Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                            ARTICLE I - DEFINITIONS

     For the purposes of this Agreement, the following words and phrases shall have the following meanings:

     1.1 "Affiliate" shall mean any corporation, company, or other business entity controlled by, controlling or under common control with LICENSEE or Princeton, as the case may be. For this purpose, control shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of, or a fifty percent (50%) or greater interest in the income of such corporation or other business entity or fifty percent (50%) or greater management control over a joint venture, or such other relationship as, in fact, constitutes actual control.

     1.2 "Compound" shall mean any chemical entity that is synthesized in and/or discovered in or during the Research Program.

     1.3 "Compound Analog" shall mean any derivative, homolog or analog of a Compound.

     1.4 "LICENSEE" shall mean Interneuron Pharmaceuticals, Inc. ("IPI") and any Affiliate or Subsidiary of IPI (except Transcell).

     1.5 "Licensed Product(s)" shall mean any product which includes a Compound or a Compound Analog which

     (a) is covered in whole or in part by (i) a pending claim contained in a Patent Rights Patent Application in the country in which the Licensed Product(s) is made, used or sold or (ii) a valid and unexpired claim contained in a Patent Rights Patent in the country in which the Licensed Product(s) is made, used or sold.

     (b) is manufactured using a process covered in whole or in part by (i) a pending claim contained in a Patent Rights Patent Application in the country in which the Compound(s) or Compound Analog(s) is(are) imported, used or sold or (ii) a valid or unexpired claim contained in a Patent Rights Patent in the country in which the Compound or Compound Analog is(are) made, used, or sold.

     1.6 "Licensed Process(es)" shall mean any process covered in whole or in part by (i) a pending claim contained in a Patent Rights Patent Application or
(ii) a valid and unexpired claim contained in a Patent Rights Patent in the country in which the Process is used.

     1.7 "Milestone Payment" shall mean non-refundable cash payments received by LICENSEE from a Sublicensee upon the achievement of specified milestones related to Licensed Products or use of Licensed Processes excluding, without limitation, amounts received by LICENSEE for product development or other services, license, sublicense or option fees or equity investments.

     1.8 "Net Revenues" shall mean all amounts actually received by LICENSEE on account of its billings for the Licensed Product(s) or Licensed Process(es) sold by LICENSEE, less the sum of the following:

     (a)  Discounts and free goods allowed in amounts customary in the trade;

     (b) Sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

     (c)  Outbound transportation prepaid or allowed;

     (d) Amounts allowed or credited on returns, including, but not limited to, allowances or credits to customers on account of rejection or return of Licensed Product; and

     (e) Actual losses incurred due to changes in foreign currency exchange rates and an allowance for bad debt expense.

     Net Revenues shall not include amounts received by LICENSEE as payment for product development services or other services rendered by LICENSEE.

     1.9 "Net Revenues of Sublicensee" shall mean all amounts actually received by Sublicensee on account of billings by Sublicensee for Licensed Product(s) sold and Licensed Processes used or sold, by Sublicensee, less the sum of the following:

     (a)  Discounts and free goods allowed in amounts customary in the trade;

     (b) Sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

     (c)  Outbound transportation prepaid or allowed;

     (d) Amounts allowed or credited on returns, including, but not limited to, allowances or credits to customers on account of rejection or return of Licensed Product; and

     (e) Actual losses incurred due to changes in foreign currency exchange rates and an allowance for bad debt expense.

     1.10 "Net Ancillary Product Royalties" shall mean royalties actually received by LICENSEE from its Sublicensees on account of Sublicensee's sales of Licensed Products and/or sale or use of Licensed Processes (giving effect to any deductions or credits against such sales or royalties).

     1.11 "Party(ies)" shall mean person(s) or entity(ies) who is(are) party to the Agreement.

     1.12 "Patent Rights" shall mean:

     (a) Any United States and/or foreign patent applications arising out of the Research Program as set forth in the Research Agreement, including any continuations, continuations-in-part, divisionals, reissues, reexaminations, or extensions thereof (hereinafter referred to as "Patent Rights Patent Applications"), and

     (b) Any United States and/or foreign patents issuing from any of the foregoing in 1.12(a) (hereinafter referred to as the "Patent Rights Patents").

     1.13 "Research Program" shall mean the research project described in, and conducted during the term of, the Research Agreement, which is attached hereto as Appendix A.

     1.14 "Sublicense" shall mean a sublicense granted by LICENSEE.

     1.15 "Sublicensee" shall mean any Third Party licensed by LICENSEE to make, have made, import, export, use or sell any Licensed Product or to use or sell any Licensed Process.

     1.16 "Subsidiary" shall mean any corporation, company, or other entity, more than fifty percent (50%) of whose voting stock is owned or controlled directly or indirectly by IPI.

     1.17 "Third Party" shall mean person(s) or entity(ies) who or which is(are) neither a Party nor an Affiliate of a Party.

     1.18 "Transcell License Agreement" shall mean the license agreement effective as of October 14, 1993, as amended on February 21, 1997, between Princeton and Transcell.

                         ARTICLE II - GRANT OF LICENSE

     2.1 PRINCETON hereby grants to LICENSEE an exclusive (even as to Princeton) worldwide license, with the right to sublicense, under the Patent Rights to make, have made, use, lease and/or sell the Licensed Product(s), and to practice the Licensed Process(es) to the full end of the term for which the Patent Rights are granted unless sooner terminated as hereinafter provided.

     2.2 LICENSEE agrees to use commercially reasonable efforts to provide that LICENSED PRODUCTS leased or sold in the United States shall be manufactured substantially in the United States.

     2.3 PRINCETON expressly reserves the right to use the Patent Rights, Licensed Products, Licensed Processes, and associated information and technology for Princeton's own educational, research and other non-commercial purposes only, on the terms and conditions as set forth in the Research Agreement and this Agreement, provided, however, that PRINCETON shall notify LICENSEE of any additional intellectual property that may arise from such use and such intellectual property shall become part of and subject to the terms of this Agreement.

     2.4 LICENSEE shall have the right to sublicense the Patent Rights granted pursuant to this Agreement to any Third Party (other than Transcell); provided that LICENSEE shall not grant any such Sublicense without Princeton's written consent, which consent shall not be unreasonably withheld.

     2.5 LICENSEE agrees that any sublicenses granted by it shall have privity of contract between PRINCETON and Sublicensee such that the obligations of this Agreement shall be binding upon the Sublicensee as if it were in the place of LICENSEE. LICENSEE further agrees to attach copies of Articles II, V, VII, IX, X, XII, XIII and XV of this Agreement to all sublicense agreements, provided, however, that notwithstanding the foregoing, in accordance with Paragraph 1 of the Side Agreement, (i) only the following provisions of this Agreement shall apply to Merck as if it were in the place of LICENSEE, to the extent, and only to the extent, that such provisions relate to the Merck Rights and to the Merck/Transcell Collaboration Agreement (as defined in the Side Agreement):
Section 2.2 (manufacture in the U.S.); Section 10.2 (indemnification); Article XII (non-use of names); and Article XIII (export controls), and (ii) all other rights and obligations of LICENSEE under this Agreement shall be rights and obligations of LICENSEE only, except as otherwise provided in this Agreement or the Side Agreement.

     2.6 LICENSEE agrees to forward to PRINCETON a copy of any and all fully executed sublicense agreements, and further agrees to forward to PRINCETON annually a copy of such reports received by LICENSEE from its Sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

                          ARTICLE III - DUE DILIGENCE

     3.1 LICENSEE shall use its best efforts to commercialize the Licensed Product(s) and/or Licensed Process(es) through a thorough, vigorous and diligent program for exploitation of the Patent Rights. The progress and results of LICENSEE's efforts shall be reported to PRINCETON through annual reports.

     3.2 A sublicense by LICENSEE of the Patent Rights in accordance with the terms of this Agreement shall satisfy the obligations of LICENSEE set forth in
Section 3.1; provided, however, that if the sublicense is terminated with respect to a Licensed Product, LICENSEE shall continue to have the obligations set forth in Section 3.1. In such event, LICENSEE shall also submit a development plan to PRINCETON on an annual basis relating to the budget and estimated time for development of Licensed Products.

     3.3 LICENSEE's failure to perform in accordance with Paragraphs 3.1 and 3.2 above shall be grounds for PRINCETON to have the right to terminate this Agreement pursuant to Paragraph 7.3 hereof.

                      ARTICLE IV - ROYALTIES AND PAYMENTS

     4.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay to PRINCETON in the manner hereinafter provided to the end of the term of the Patent Rights or until this Agreement shall be terminated as hereinafter provided:

     (a) A License Issue Fee of One Hundred Thousand Dollars ($100,000), which shall be deemed earned immediately upon the execution of this Agreement and payable within ten (10) days after such execution.

     (b) License Maintenance Fees of One Hundred Thousand Dollars ($100,000) per year, payable on each anniversary of the Effective Date of this Agreement until the earlier of the year in which the first commercial sale of Licensed Product or Licensed Process occurs or the termination of the Agreement occurs.

     (c) In the event LICENSEE is selling Licensed Products directly, a royalty in an amount equal to (i) three percent of Net Revenues in any year of Licensed Products arising from Compounds, and (ii) one and one-half percent of Net Revenues in any year of Licensed Products arising from Compound Analogs, provided, however, that fifty percent (50%) of any other royalties accrued or paid by Licensee in any year to a Third Party in connection with the manufacture or sale of Licensed Products may be deducted from the amounts due under this Paragraph.

     (d) In the event that LICENSEE grants a Sublicense, a royalty in an amount equal to (i) twenty-five percent (25%) of Net Ancillary Product Royalties in any year of Licensed Products arising from Compound, subject to a minimum royalty equal to 1.5% of Net Revenue of Sublicensee, and (ii) fifteen percent (15%) of Net Ancillary Product Royalties in any year of Licensed Products arising from analogs of Compound, subject to a minimum royalty equal to a 1.0% of Net Revenue of Sublicensee, provided, however, that fifty percent (50%) of any other royalties accrued or paid by LICENSEE or a Sublicensee in any year to a Third Party in connection with the sale of Licensed Products may be deducted from the amounts due under this Paragraph.

     (e) A payment in an amount equal to Fifty Percent (50%) of any Sublicense Fees received by LICENSEE from a Sublicensee of Licensed Product, provided, however, that this provision shall be subject to maximum aggregate payments to Princeton of $500,000, which payment with respect to the sublicense to Merck is due and payable retroactive to the Effective Date of this Agreement and payable within ten (10) days of signing of this License Agreement.

     (f) Payments based on Milestone Payments received by LICENSEE from a Sublicensee in an amount equal to

          (i)  34% of cumulative Milestone Payments up to $1.5 Million;

          (ii) 25% of cumulative Milestone Payments from $1.5 Million to $4.5 Million;

         (iii) 20% of cumulative Milestone Payments from $4.5 Million to $8.5 Million;

          (iv) 15% of cumulative Milestone Payments from $8.5 Million to $14.5 Million; and

          (v)  10% of cumulative Milestone Payments greater than $14.5 Million.

     4.2 No multiple royalties shall be payable to PRINCETON pursuant to the License if the manufacture, use or sale of a Licensed Product or practice of the Licensed Process is covered by more than one patent application or patent contained in the Patent Rights, if such royalty or payment may be covered under more than one of the above provisions, or if a royalty is payable in connection with the manufacture, use, or sale of such Licensed Product under the Transcell License Agreement, provided, however, that if a royalty would be payable to Princeton in connection with the manufacture, use or sale of such Licensed Product under the Transcell License Agreement, then for such Licensed Product, PRINCETON shall be entitled to select, by notifying LICENSEE in writing prior to the First Commercial Sale of such Licensed Product, whether to receive the royalty rate set forth under this Agreement or the royalty rate set forth under the Transcell License Agreement.

     4.3 Royalty payments shall be paid in United States dollars in Princeton, New Jersey, or at such other place as PRINCETON may reasonably designate consistent with the laws and regulations controlling in any foreign country. Any withholding taxes which LICENSEE or any Sublicensee shall be required by law to withhold on remittance of the royalty payments shall be deducted from royalties paid to PRINCETON. LICENSEE shall furnish PRINCETON with copies of all official receipts for such taxes. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at a first-class foreign exchange bank on the last business day of the calendar quarterly reporting period to which such royalty payments relate, provided, however, that in the event a calculation is made based on sales by Merck, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars shall be made at the rate of exchange utilized by Merck in its worldwide accounting system, prevailing in the fourth to the last business day of the Calendar Quarter in which such payments relate. Such rated of exchange is that rate quoted by Reuters Ltd. for the spot purchase of U.S. dollars at 7:15 a.m. Eastern Standard Time on such day.

                        ARTICLE V - REPORTS AND RECORDS

     5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amount payable to PRINCETON by way of royalty as aforesaid. Said books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times, for three (3) years following the end of the calendar year to which they pertain, to the inspection of the PRINCETON Internal Audit Division and/or an independent certified public accountant retained by PRINCETON and/or a certified public accountant employed by PRINCETON for the purpose of verifying LICENSEE's royalty statement or compliance in other aspects with this Agreement.

     5.2 LICENSEE, within forty-five (45) days after March 31, June 30, September 30 and December 31 of each year, shall deliver to PRINCETON true and accurate reports, giving such particulars of the business conducted by LICENSEE during the preceding quarter under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

          (a)  All Licensed Products manufactured and sold.

          (b) Total amounts actually received by LICENSEE on account of its billings for Licensed Product sold.

          (c)  Accounting for all the Licensed Process(es) used or sold.

          (d)  Deductions applicable as provided in Paragraph 1.8.

          (e)  Total royalties due.

          (f)  Names and addresses of all Sublicensees of LICENSEE.

          (g) Annually, within one hundred (100) days of LICENSEE's fiscal year end, LICENSEE's certified financial statements for the preceding twelve (12) months including, at a minimum, a Balance Sheet and an Operating Statement.

     5.3 With each such report submitted, LICENSEE shall pay to PRINCETON the royalties due and payable under this Agreement, provided that no payment to PRINCETON shall be payable in the event that the remittance of royalties from foreign countries to the accounts of LICENSEE in the United States shall be blocked by exchange controls in foreign countries, which exchange controls are beyond the control of LICENSE, in which case, such royalties shall be held in escrow and paid to PRINCETON at such time as such exchange controls are no longer blocked. If no royalties shall be due, LICENSEE shall so report.

                        ARTICLE VI - PATENT PROSECUTION

     6.1 PRINCETON and LICENSEE agree to cooperate fully in applying for, obtaining, prosecuting and maintaining patents.

     6.2 PRINCETON shall promptly disclose to LICENSEE, in writing, any PRINCETON-owned or Jointly-owned Inventions disclosed to PRINCETON. PRINCETON shall file and prosecute U.S. and foreign patent applications in its name at LICENSEE's request and expense, using mutually agreed upon patent counsel, on such PRINCETON-owned or Jointly-owned Inventions as may, in LICENSEE's judgment, become appropriate during the term of this Agreement, provided, however, that notwithstanding the foregoing, Merck shall have the rights set forth in Paragraph 3 of the Side Agreement. Such patent applications and any patents resulting therefrom shall be subject to the terms of this Agreement.

     6.3 PRINCETON shall have the opportunity to file patent applications in its name at its own expense for those PRINCETON-owned or Jointly-owned Inventions made by its personnel and for which Licensee does not agree, within thirty (30) days after notification by PRINCETON of its intent to file a patent application, to pay for PRINCETON to file said patent applications, provided, however, that notwithstanding the foregoing, Merck shall have the rights set forth in Paragraph 3 of the Side Agreement. Such patent applications and any patents resulting therefrom shall not be subject to the terms of this Agreement.

     6.4 LICENSEE patent counsel may prepare, file and prosecute all U.S. applications for any Jointly-owned Inventions, at LICENSEE's sole cost and expense, provided, however, that PRINCETON shall have the right to review and approve the application, and be consulted on all prosecution actions, and foreign filing decisions. PRINCETON's right, title and interest in the Jointly-owned Inventions disclosed or claimed in such patent applications or in any such patents shall be subject to the terms of this Agreement.

                           ARTICLE VII - TERMINATION

     7.1 If LICENSEE shall become bankrupt or insolvent, or shall file a petition in bankruptcy, or if the business of LICENSEE shall be placed in the hands of a receiver, assignee or trustee for the benefit of creditors, whether by the voluntary act of LICENSEE or otherwise, this Agreement shall automatically terminate, provided, however, that notwithstanding the foregoing, Merck shall have the rights set forth in Paragraph 5 of the Side Agreement with respect to this Agreement.

     7.2 Should LICENSEE fail in its payment to PRINCETON of royalties due in accordance with the terms of this Agreement, PRINCETON shall have the right to serve notice upon LICENSEE by certified mail at the address designated in
Article XIV hereof, of its intention to terminate this Agreement within thirty
(30) days after receipt of said notice of termination unless LICENSEE shall pay to PRINCETON, within the thirty (30) day period, all such royalties due and payable. Upon the expiration of the thirty (30) day period, if LICENSEE shall not have paid all such royalties due and payable, the rights, privileges and license granted hereunder shall thereupon immediately terminate, provided, however, that notwithstanding the foregoing, Merck shall have the rights set forth in Paragraph 6 of the Side Agreement in the event of any failure to pay or other material breach or default by LICENSEE under this Agreement.

     7.3 Upon any material breach or default of this Agreement by LICENSEE, other than those occurrences set out in Paragraphs 7.1 and 7.2 hereinabove, which shall always take precedence in that order over any material breach or default referred to in this Paragraph 7.3, PRINCETON shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by ninety (90) days' notice by certified mail to LICENSEE, provided, however, that notwithstanding the foregoing, Merck shall have the rights set forth in Paragraph 6 of the Side Agreement in the event of any failure to pay or other material breach or default by LICENSEE under this Agreement. Such termination shall become effective unless LICENSEE shall have cured any such breach or default prior to the expiration of the ninety (90) day period from receipt of PRINCETON notice of termination, provided, however, that notwithstanding the foregoing, Merck shall have the rights set forth in Paragraph 6 of the Side Agreement in the event of any failure to pay or other material breach or default by LICENSEE under this Agreement.

     7.4 LICENSEE shall have the right to terminate this Agreement at any time on six (6) months' notice by certified mail to PRINCETON in whole or with respect to designated countries or designated Patent Rights, Licensed Products or Licensed Processes.

     7.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE and/or any Sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to PRINCETON the royalties thereon as required by Article IV of this Agreement and shall submit the reports required by Article V hereof on the sales of Licensed Products.

                           ARTICLE VIII - ARBITRATION

     8.1 Except as to issues relating to the validity, construction or effect of any patent licensed hereunder, any and all claims, disputes or controversies arising under, out of or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties, shall be resolved by final and binding arbitration in Princeton, New Jersey under the rules of the American Arbitration Association then obtaining. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by either party in either the courts of the State of New Jersey or in the United States to whose jurisdiction for such purposes PRINCETON and LICENSEE each hereby irrevocably consents and submits.



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

     8.2 Claims, disputes or controversies concerning the validity, construction or effect of any patent licensed hereunder shall be resolved in any court having jurisdiction thereof.

     8.3 In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, construction or effect of any patent licensed hereunder, the arbitrators shall assume the validity of all claims as set forth in such patent; in any event the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either party to obtain judicial resolution of such issue, unless an order staying such arbitration proceeding shall be entered by a court of competent jurisdiction. Neither party shall raise any issue concerning the validity, construction or effect of any patent licensed hereunder in any proceeding to enforce any arbitration award hereunder or in any proceeding otherwise arising out of any such arbitration award.

                           ARTICLE IX - INFRINGEMENT

     9.1 LICENSEE and PRINCETON shall promptly inform the other in writing of any alleged infringement of which it shall have notice by a third party of any patents within the Patent Rights and provide such other with any available evidence of infringement.

     9.2 During the term of this Agreement, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Patent Rights and, in furtherance of such right, PRINCETON hereby agrees that LICENSEE may join PRINCETON as a party plaintiff in any such suit, without expense to PRINCETON, provided, however, that notwithstanding the foregoing, Merck shall have the rights set forth in Paragraph 4 of the Side Agreement. The total cost of any such infringement action commenced or defended solely by LICENSEE shall be borne by LICENSEE, and LICENSEE shall keep any recovery or damages for past infringements derived therefrom. No settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of PRINCETON, which consent shall not unreasonably be withheld. LICENSEE shall indemnify PRINCETON against any order for costs that may be made against PRINCETON in such proceedings.

     9.3 If within six (6) months after having been notified of any alleged infringement, LICENSEE shall have been unsuccessful in persuading the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if LICENSEE shall notify PRINCETON at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, PRINCETON shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, and PRINCETON may, for such purposes, join LICENSEE as party plaintiff, provided, however, that notwithstanding the foregoing, Merck shall have the rights set forth in Paragraph 4 of the Side Agreement.

     9.4 In the event that LICENSEE shall undertake the enforcement and/or defense of the Patent Rights by litigation, LICENSEE may withhold up to fifty percent (50%) of the royalties otherwise thereafter due PRINCETON hereunder and apply the same toward reimbursement of its expenses, including reasonable attorneys' fees, in connection therewith. Any recovery of damages by LICENSEE for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to the suit, and next toward reimbursement of PRINCETON for any royalties past due or withheld and applied pursuant to this
Article IX. The balance remaining from any such recovery shall be divided equally between LICENSEE and PRINCETON.

     9.5 In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against LICENSEE, and LICENSEE is not diligently defending such action, PRINCETON, at its option, shall have the right, within ninety (90) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense, provided, however, that notwithstanding the foregoing, Merck shall have the rights set forth in Paragraph 4 of the Side Agreement.

     9.6 In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

     9.7 LICENSEE, during the exclusive period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer under the Patent Rights for future infringements.

                         ARTICLE X - PRODUCT LIABILITY

     10.1 PRINCETON by this Agreement makes no representation as to the patentability and/or breadth of the inventions and/or discoveries involved in a Licensed Patent. PRINCETON by this Agreement makes no representation as to patents now held or which will be held by others in the field of the Licensed Products for a particular purpose.

     10.2 LICENSEE agrees to defend, indemnify and hold PRINCETON harmless from and against all liability, demands, damages, expense or losses for death, personal injury, illness or property damage arising (a) out of use by LICENSEE of its transferees of inventions licensed or information furnished under this Agreement, or (b) out of any use, sale or other disposition by LICENSEE or its transferees of products made by use of such inventions or information. As used in this clause, PRINCETON includes its Trustees, Officers, Agents, Employees and Students and "LICENSEE" includes its Affiliates, Subsidiaries, Contractors and Sub-Contractors.

     10.3 In discharge of the above, on or prior to the date on which a clinical trial commences with respect to a Licensed Product (the "Insurance Commencement Date"), LICENSEE will maintain general liability insurance in the amount of at least One Million Dollars ($1,000,000) per occurrence with a deductible of not more than $10,000 per occurrence with commercially reasonable insurers against damage to or destruction of property



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

and injury to or death of individuals and against such other risks as PRINCETON may reasonably request arising out of or in connection with any of the Licensed Products. PRINCETON, and its respective officers, trustees, and employees, will be named insureds under all such insurance. Such insurance will also provide that PRINCETON will be given notice of any modification thereof and at least ten
(10) days prior written notice of cancellation or termination and the reason therefor. LICENSEE will furnish PRINCETON upon request, and in any event on the Insurance Commencement Date and on each anniversary of the Insurance Commencement Date, written confirmation issued by the insurer or an independent insurance agent confirming that insurance is maintained in accordance with the above requirements.

                            ARTICLE XI - ASSIGNMENT

     11.1 LICENSEE may assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it hereunder, so long as such assignment or transfer shall be to an Affiliate (other than Transcell), or shall be accompanied by a sale or other transfer of LICENSEE's entire business or of that part of LICENSEE's business to which the license granted hereby relates or as PRINCETON may otherwise consent, which consent shall not be unreasonably withheld. LICENSEE shall give PRINCETON thirty (30) days prior notice of any such assignment and transfer requiring PRINCETON's consent, and if PRINCETON raises no reasonable objection to such assignment or transfer, in writing within thirty (30) days after the giving of such notice and stating the reasons for such objection, then PRINCETON shall be deemed to have approved such assignment or transfer; provided, however, PRINCETON shall not be deemed to have approved such assignment and transfer unless such assignee or transferee shall have agreed in writing to be bound by the terms and conditions of this Agreement. Upon such assignment or transfer and agreement by such assignee or transferee, the term LICENSEE as used herein shall include such assignee or transferee. If LICENSEE shall sell or otherwise transfer its entire business or that part of its business to which the license granted hereby relates and the transferee shall not have agreed in writing to be bound by the terms and conditions of this Agreement, or new terms and conditions shall not have been agreed upon within sixty (60) days of such sale or transfer, PRINCETON shall have the right to terminate this Agreement.

                         ARTICLE XII - NON-USE OF NAMES

     12.1 LICENSEE shall not use the name PRINCETON nor any adaptation thereof in any advertising, promotional or sales literature without prior written consent obtained from PRINCETON, in each case, except that LICENSEE may state that it is licensed by PRINCETON under one or more of the patents and/or applications comprising the Patent Rights.



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

                         ARTICLE XIII - EXPORT CONTROLS

     13.1 It is understood that PRINCETON is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. PRINCETON neither represents that a license shall not be required nor that, if required, it shall be issued.

            ARTICLE XIV - PAYMENTS, NOTICES AND OTHER COMMUNICATIONS

     14.1 Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, address to it at its address below or as it shall designate by written notice given to the other party:

          In the case of PRINCETON UNIVERSITY

               Office of Technology and Trademark Licensing
               Princeton University
               5 New South Building, P.O. Box 36
               Princeton, New Jersey  08544
               Attention: Jean A. Mahoney

          In the case of LICENSEE:

               Interneuron Pharmaceuticals, Inc.
               One Ledgemont Center
               99 Hayden Avenue
               Lexington MA  02173
               Attention: Glenn L. Cooper, M.D.,
                          President and Chief Executive Officer

                     ARTICLE XV - MISCELLANEOUS PROVISIONS

     15.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of New Jersey, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

     15.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not



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

be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     15.3 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     15.4 LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

     15.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this License Agreement the day and year first set forth below.

Attest:                              The Trustees of Princeton University

_____________________________        By:________________________________________

Title:_______________________        Title:_____________________________________

                                     Date:______________________________________

Attest:                              LICENSEE: Interneuron Pharmaceuticals, Inc.

_____________________________        By:________________________________________

Title:_______________________        Title:_____________________________________

                                     Date:______________________________________

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